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                                                                       Exhibit 5



              [BRUNINI, GRANTHAM, GROWER & HEWES, PLLC LETTERHEAD]

                              ______________, 1999

Board of Directors and Shareholders
Dan Bottrell Agency, Inc.




         We have acted as counsel to Trustmark Corporation, a Mississippi corporation ("Trustmark"), Trustmark National Bank, a national banking association ("Trustmark Bank") and Trustmark Insurance Agency, Inc. ("TIA") in connection with a Merger Agreement dated as of February 4, 1999 (the "Merger Agreement") by and among Trustmark, Trustmark Bank, TIA and Dan Bottrell Agency, Inc. ("Bottrell"), a Mississippi corporation. In connection with this representation, we have examined the charter and bylaws of Trustmark Bank, the articles of incorporation and bylaws of Trustmark and TIA, the corporate proceedings of Trustmark, Trustmark Bank and TIA in connection with the transactions contemplated by the Merger Agreement and such other documents and instruments as we deemed necessary to render the following opinions.

         Based upon the foregoing, we are of the opinion that:

         1. Trustmark Bank is duly organized, validly existing and in good standing as a national banking association.

         2. Trustmark and TIA are duly organized, validly existing and in good standing as a business corporations under the laws of the State of Mississippi.

         3. The shares of Trustmark's common stock to be issued as a result of the Merger will be, upon execution and delivery, duly authorized, validly issued, fully paid and nonassessable shares of the common stock of Trustmark and are registered on Form S-4 pursuant to the Securities Act of 1933.

         4. The Merger Agreement is valid, binding and enforceable against Trustmark, Trustmark Bank and TIA in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting the enforcement of creditors' rights generally.

         5. The Merger has been duly authorized by all requisite corporate and shareholder action of Trustmark, Trustmark Bank and TIA.


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         6.       To the best of our knowledge, following diligent inquiry, but without independent verification of facts certified by appropriate officials of Trustmark, Trustmark Bank and TIA and relied upon by us, none of Trustmark, Trustmark Bank or TIA has made any material misrepresentation, materially breached any warranty or materially breached any covenant or condition in the Merger Agreement or in any document, statement, list or schedule referred to therein.


                                  Very truly yours,

                                  BRUNINI, GRANTHAM, GROWER & HEWES, PLLC



                                  Robert D. Drinkwater